Pacific Select Fund NSAR 12-31-04
EXHIBIT 77D
POLICIES WITH RESPECT TO SECURITY INVESTMENTS



Effective July 23, 2004, the investment practices of the Pacific Select Fund were changed as follows:

The Blue Chip and Aggressive Growth Portfolios' investment practices were changed to:

..	Prohibit the purchase of options if, at the time of investment, the aggregate premiums paid for the options will exceed 5% of each Portfolio's assets. (77Q1(b) Resolution 1)

The Inflation Managed and Managed Bond Portfolios' investment practices were changed to:

..	Permit investments in total return swaps to the extent permitted under the Investment Company Act of 1940, as amended. (77Q1(b) Resolution 2)

..	Permit investments in foreign securities denominated in foreign currencies up to 30% of each Portfolio's assets. (77Q1(b) Resolution 2)


Effective January 1, 2005 the Fundamental Investment Restrictions for each Portfolio except the Money Market, Comstock, Real Estate and Mid-Cap Growth Portfolios were changed to:

..	allow each Portfolio hold to more than 10% of the outstanding voting securities of an issuer with respect to 25% of a Portfolio's assets. (77Q1(b) Resolution 3)

Effective January 1, 2005 the investment practices of the Growth LT Portfolio's investment goal was changed to:

..	State that the portfolio seeks long-term growth of capital
(77Q1(b) Resolution 4)